Exhibit 99.1

FOR IMMEDIATE RELEASE
Company Contact: Johnny Walker President/CEO (858) 549-6340 rfi@rfindustries.com	Investor Contact: Robert Jacobs Jacobs Communications (310) 927 3108 robert.jacobs@jacobscon.com

RF Industries Acquires Rel-Tech Electronics, Inc.

SAN DIEGO, CA, June 5, 2015 . . . RF INDUSTRIES, LTD. (NASDAQ:RFIL) announced today that it has completed the acquisition of Rel-Tech Electronics, Inc. (Rel-Tech) a Milford, Connecticut-based manufacturer of custom cable assemblies and wiring harnesses, for a total purchase price of up to $3,100,000. The acquisition of all outstanding shares of Rel-Tech consists of $2,100,000 in cash, 50,467 shares of RFI's common stock valued at $200,000 and, if certain financial targets are met over a three-year period, cash earn-out payments of up to $800,000. Privately-owned Rel-Tech had revenues of approximately $7.7 million for the calendar year 2014.

One of the two original founders, Ralph Palumbo, will remain as President of Rel-Tech while Wilfred LeBlanc has agreed to a three-year consulting agreement with Rel-Tech. Rel-Tech has also entered into employment agreements to retain the five key managers.

"Rel-Tech’s product lines are complementary to those of RF Industries and enable us to diversify and expand the Company’s customer base and increase product distribution to the large North Eastern wireless market. Rel-Tech, in combination with our Comnet and Cables Unlimited divisions, also provides us a growth opportunity to increase sales of the Company’s growing line of fiber optic-based products. We anticipate that Rel-Tech will be accretive to the Company’s profitability and cash flow in the third quarter of fiscal 2015," said Johnny Walker, President and CEO of RF Industries.

Founded in 1986, Rel-Tech is a designer and manufacturer of cable assemblies and wiring harnesses for blue chip industrial, oilfield, instrumentation and military customers. Wire and cable assembly products include custom wire harnesses, ribbon cable, electromechanical and kitted assemblies, and networking and communications cabling. DIN and Mini DIN connector assemblies include power cord, coaxial, Mil-spec, and testing. Rel-Tech is an ISO Certified company which occupies a 14,000 square foot facility and has approximately 60 full-time employees.

About RF Industries

RF Industries is a leading designer and manufacturer of innovative interconnect products and complex cable assemblies across diversified, high growth markets including wireless carriers and infrastructure, medical and industrial. The Company's products include RF connectors, coaxial and custom cable assemblies, fiber optic cables, wiring harnesses and medical wiring. The Company's connectivity products are used throughout the growing and evolving infrastructure of wireless communications. Through its newly acquired Rel-Tech Electronics, Inc. and Comnet Telecom Supply, Inc. subsidiaries, the Company also manufactures and sells other cabling technologies and data center equipment solutions. The Company has reported 21 consecutive years of profitability and is headquartered in San Diego, California with operations in Las Vegas, Nevada, Yaphank, New York, East Brunswick, New Jersey and Milford, Connecticut. Please visit the RF Industries website at www.rfindustries.com.

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7610 Miramar Road, San Diego, CA 92126-4202 ● (858) 549-6340 ● (800) 233-1728 ● FAX (858) 549-6345

E-mail: rfi@rfindustries.com ● Internet: www.rfindustries.com

RF Industries Acquires Rel-Tech Electronics, Inc.

June 5, 2015

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Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.

This press release contains forward-looking statements with respect to future events which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s inability to expand its customer base and to increase product distribution, its inability to increase sales of its line of fiber optic-based products, the changes in the anticipated contribution of Rel-Tech to the Company’s profitability and cash flow, changes in the telecommunications industry and the Company's reliance on certain distributors for a significant portion of anticipated revenues. Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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